Exhibit 99.1

Life Technologies

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS RECORD REVENUE OF
$15 MILLION FOR THE THIRD QUARTER OF FISCAL 2009
Integration of Pegasus Biologics Acquisition on Track;
Surgical Sales Force Expansion Nearly Complete
     ST. PAUL, Minn., Sept. 2, 2009 — Synovis Life Technologies, Inc. (NASDAQ: SYNO), today reported record revenue for the third quarter ended July 31, 2009.
     For the 2009 fiscal third quarter, net revenue rose to $15.0 million, a 12 percent increase over $13.4 million in the year-ago period. Net loss on a GAAP basis for the third quarter of fiscal 2009 was $(4.9) million, or $(0.42) per share. Adjusted third quarter net income (non-GAAP), excluding certain special charges, was $2.2 million, or $0.19 per diluted share, up 24 percent from GAAP net income of $1.8 million, or $0.14 per diluted share, in the year-earlier period.
     Synovis recorded several special charges in the third quarter, which totaled $8.2 million on a pretax basis and $7.1 million on an after-tax basis, or $0.61 per diluted share. These charges include: the other-than-temporary impairment of $4.1 million in auction rate securities; the immediate expensing of $3.5 million of acquired in-process research and development projects related to the purchase of the assets of Pegasus Biologics; and the write-off of $600,000 of intangibles related to a lower priority product. (See reconciliation table on page 6 for details.)
     Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer, said, “The accomplishments of this just-completed third quarter were significant and very important for the near- and long-term growth of Synovis. First, we again posted double-digit revenue gains and realized the 12th record revenue quarter in the last 13 quarters. Second, we are about to complete a 40 percent increase in our domestic direct sales force for our surgical products. And third, we have expanded our soft tissue technology base and
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regulatory approvals into the orthopedic and wound care markets with the acquisition of the assets of Pegasus Biologics. These achievements promise to increase returns to our shareholders for years to come and were accomplished with very modest investments. The Pegasus transaction brought products with full regulatory approval in the United States, as well as Europe, in the expanding orthopedic and wound care markets. The acquired technology provides a collagen matrix for soft tissue repair which completes the spectrum between our tightly cross-linked Apex technology and our non-cross linked, remodelable Veritas® technology.”
     Known as “flexible cross-linking”, the Pegasus Biologics technology binds the potential antigenic sites in the collagen matrix to each other with a long chain, bio-compatible molecule preserving the natural mechanical characteristics of the material while also leaving larger spaces between the crosslinks to allow native tissue integration. This technology is particularly suited to wound healing and orthopedic applications.
     Kramp added, “The 14 additional sales professionals hired in the fiscal third quarter and early August for our surgical sales force have begun our intensive training program. We expect to fill the two remaining sales positions in the coming weeks and will then have a total of 56 territory sales representatives and seven regional managers in place for fiscal 2010. Past additions of territory sales representatives have led to greater market penetration and higher revenue approximately six months after the expansion.”
     Gross margin for the fiscal third quarter rose to 72 percent, a 3 percentage point gain over the third quarter of fiscal 2008. Most of the gross margin improvement resulted from increased sales of higher margin Veritas products, improved labor and material utilization, and higher average net selling prices. SG&A expenses rose 22 percent over the third quarter of fiscal 2008 due primarily to investments in the expansion of the surgical sales force, expenses related to the start-up of the assets acquired from Pegasus and increased legal costs. Research and development expenses totaled $945,000 in the third quarter, a 12 percent increase over the year-ago period. Priority projects included the final-stage development of the Flow Coupler, Peri-Strips® enhancement initiatives, and work on current and future Veritas indications. On a GAAP basis, the operating loss for the third quarter of fiscal 2009 totaled $(1.7) million. Adjusted operating income (non-GAAP) for the third quarter totaled $2.4 million, a 7 percent gain over GAAP operating income of $2.3 million a year earlier.
     In the first nine months of fiscal 2009, net revenue rose to $43.2 million, up 16 percent from $37.1 million in the prior-year period. On a GAAP basis, the net loss for the first nine months of fiscal 2009 totaled $(1.1) million. Adjusted net income (non-GAAP) was $5.9 million, or $0.50 per diluted share, up from GAAP net income from continuing operations of $4.3 million, or $0.33 per diluted share, in the first nine months of fiscal 2008.
Growth through High Potential Products
     Synovis offers an attractive product portfolio which includes tissue-based repair and regeneration products, devices for microsurgery, and surgical tools and instruments with applications in several surgical

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specialties, including bariatric, general, vascular, neuro, micro and reconstructive surgery, as well as the recently added orthopedic and wound care specialties. Product-related highlights for the third quarter follow.
     Revenue from patch products based on Synovis’ unique Veritas remodelable biomaterial rose to $2.3 million in the third quarter, an 82 percent increase over the comparable period last year and up 10 percent sequentially from the second quarter of fiscal 2009. Veritas, which is extremely conformable and strong, acts as a “scaffold” to facilitate tissue regeneration. Synovis launched Veritas into the ventral hernia repair market in early fiscal 2007.
     Regarding the hernia market, Kramp added, “Veritas has clearly begun to demonstrate performance advantages over other leading products in the market, and we continue to see exceptional revenue growth - our annualized sales rate has reached $9.2 million. Expanding our surgical sales force is an important part of our strategy to further drive growth in this large market. One of the papers we have anticipated was published in early July in The Journal of Surgical Technology International, and presents the science behind Veritas. We expect to receive reprints for use in the field shortly. The next paper on Veritas is scheduled for publication in October in another prominent surgical journal and documents the clinical results of over two dozen complex ventral hernia procedures. Both papers will support our drive to expand the use of Veritas in the hernia application.”
     Peri-Strips® Dry, or PSD, product sales totaled $4.8 million in the third quarter, a 1 percent increase over the year-ago period. PSD is a bovine pericardium-based staple-line buttress used primarily to control bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an exceptionally low adverse event rate.
     Kramp said, “The growth rate for Peri-Strips slowed in the third quarter and this appears to be due primarily to expanded trialing and, in some cases, adoption of an integral buttress introduced by one of the stapler companies. This alternative product was available on a limited basis starting at the beginning of calendar 2009 and was fully launched in April. Its primary benefit appears to be in the ease of use area, and we are confident that as intermediate and long-term clinical performance becomes evident, we will see many customers return to PSD as they have from earlier trial centers. We believe the steps we have taken to expand our sales force and develop product enhancements will help strengthen Synovis’ market position and our efforts to convert additional non-buttressing surgeons.”
     Sales of our Tissue-Guard line of products for vascular, thoracic and neuro applications increased 10 percent over the third quarter of fiscal 2008 to $4.1 million, with strong growth in vascular applications in U.S. and international markets. Higher unit sales and selling prices contributed to the revenue increase.
     Third quarter revenue from the microsurgical product line was $2.4 million, a 10 percent increase over the same period last year. The Coupler is the primary microsurgery product and facilitates connecting extremely small blood vessels in about one-fourth of the time required by hand suturing. The connection is

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September 2, 2009

performed in such a way that no foreign material is placed in the blood flow path, thus resulting in short- and long-term patency rates which compare favorably to hand suturing. The Coupler is most often used in perforator flap surgery – a breast reconstruction procedure performed after cancer surgery which is getting more attention because it provides a more natural result.
     Kramp noted, “Microsurgery sales improved 15 percent sequentially over the second quarter – significant growth after reorganizing and building this specialized sales staff to nine sales professionals last quarter. Our microsurgical products require a highly technical sales approach, and our new sales team is becoming more productive as they establish relationships with physicians and become increasingly familiar with the competitive advantages of our microsurgery product offerings. We look forward, with this expanded team in place, to the introduction of the Flow Coupler product early in calendar 2010.”
Balance Sheet and Cash Flow
     Synovis had $16.3 million in cash and cash equivalents, and $42.0 million in short- and long-term investments, for a total of $58.3 million as of July 31, 2009, down from $67.2 million at the end of the second quarter of fiscal 2009. Cash used to purchase the assets of Pegasus Biologics totaled $12.1 million, while operating activities provided cash of approximately $4.4 million in the third quarter of fiscal 2009.
Integration of Pegasus Biologics Acquisition Advances
     On July 17, Synovis, through its wholly owned subsidiary Synovis Orthopedic and Woundcare, Inc. (OWC), completed the purchase of substantially all the assets of Pegasus Biologics, Inc., a privately held medical device company based in Irvine, Calif., focused on soft tissue repair products for the orthopedic and wound care markets. Synovis will retain manufacturing operations in Irvine.
     Kramp added, “Since closing this transaction, we have re-established production capability through the hiring of approximately 25 former Pegasus employees in the disciplines of manufacturing, quality control, customer service, shipping/receiving, product management and regulatory affairs. We are now focused on rebuilding the sales team. In addition, we are in the process of obtaining the California Department of Public Health manufacturing license necessary to repackage acquired inventory with Synovis labeling, as well as to manufacture new products. We expect to obtain the license late in our fiscal 2009 fourth quarter and begin manufacturing and sales at that time.”
     Approximately 10,000 patients were treated with the acquired equine pericardial products in various orthopedic and complex wound applications from 2006 to 2009. In 2008, revenue from these products totaled $9.1 million. The acquired technologies utilize flexible cross linking and sterilization processes which have the potential to yield additional pioneering applications in the future. The acquired assets include two commercialized products:

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•	The OrthADAPT® Bioimplant, a scaffold developed with patented technologies for orthopedic surgical applications, including rotator cuff and Achilles tendon repair, where there is a clinical need to reinforce the repair.

•	The Unite® Biomatrix, a wound dressing that provides a new treatment alternative for chronic wounds, such as diabetic foot ulcers and pressure ulcers, which are worldwide healthcare concerns.
     In addition, Synovis acquired the OrthADAPT PR product, which received FDA marketing clearance in May 2009. OrthADAPT PR is the world’s first biologically based device specifically engineered for arthroscopic delivery for rotator cuff repair, and represents a potentially revolutionary advance for this surgical procedure.
Third-Quarter Charges
     As noted above, Synovis recorded $8.2 million in special charges in the third quarter of fiscal 2009. The company recorded a $4.1 million impairment of its auction rate securities as this impairment is now expected to be other-than-temporary. Previously, the company had assessed the impairment of its auction rate securities as temporary given its intent and ability to hold the securities to their forecasted recovery of par value. The change in the classification of the impairment from temporary to other-than-temporary was based on the company no longer having the intent to hold these securities until a complete recovery of the securities. While no longer having the intent to hold these securities until a complete recovery, the company does not plan to sell or liquate these securities in the near term.
     The company purchased the assets of Pegasus Biologics during the third quarter for $12.1 million in cash plus transaction costs of $200,000, for a total purchase price of $12.3 million. In the preliminary purchase price allocation of the acquisition, it was determined that $3.5 million of the purchase price was related to research and development projects that had not yet achieved technological feasibility, and under current accounting rules applicable to the company, the value associated with such projects is to be immediately expensed. As such, the company expensed $3.5 million of acquired in-process research and development related to the purchase of the assets of Pegasus during the third quarter. Of the remaining purchase price, $2.8 million was allocated to tangible assets and $6.0 million was allocated to identifiable intangibles with an expected useful life of 11 years. This purchase price allocation is preliminary and subject to change.
     The company recorded an impairment charge of $600,000 during the third quarter related to identifiable intangible assets associated with the 4Closure™ Surgical Fascia Closure System. Since acquiring this product in 2007, sales have not met expectations, which the company believes is due to changes in laparoscopic surgical instruments, challenges in the rebranding and re-launching of this product, and the focus of Synovis’ sales force on higher value products. Based on an analysis of expected future cash flows from this

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product, the company determined in the third quarter that the intangible assets were impaired by $600,000. The remaining book value of these intangible assets is approximately $132,000 as of July 31, 2009.
     The company believes adjusting GAAP basis results to exclude the impact of the special charges above is helpful in analyzing its operating results. A reconciliation of GAAP basis results as reported to adjusted results (non-GAAP) for the three months ended July 31, 2009 follows (dollars in thousands except per share amounts):

	Operating	Pre-tax	Net
	Income	Income	Income	EPS
	(Loss)	(Loss)	(Loss)	(Loss)
GAAP Results	$(1,654)	$(5,564)	$(4,874)	$(0.42)
Adjustments
ARS Impairment	—	4,100	4,100	0.36
Intangible Asset Impairment	600	600	432	0.04
In-Process R&D Expense	3,500	3,500	2,520	0.21

Total Adjustments	4,100	8,200	7,052	0.61
Adjusted Results (Non-GAAP)	$2,446	$2,636	$2,178	$0.19

The adjusted results above include $0.01 per share in cost related to the operation of the assets of OWC during the quarter and $0.04 benefit from a change in the effective tax rate during the quarter.
     A reconciliation of GAAP basis results as reported to adjusted net income (non-GAAP) for the nine months ended July 31, 2009 follows (dollars in thousands except per share amounts):

			Net
	Operating	Pre-tax	Income	EPS
	Income	Income	(Loss)	(Loss)
GAAP Results	$3,360	$26	$(1,129)	$(0.10)
Adjustments
ARS Impairment	—	4,100	4,100	0.35
Intangible Asset Impairment	600	600	432	0.04
In-Process R&D Expense	3,500	3,500	2,520	0.21

Total Adjustments	4,100	8,200	7,052	0.60
Adjusted Results (Non-GAAP)	$7,460	$8,226	$5,923	$0.50

     The non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Synovis’ actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Synovis’ performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative
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to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States.
Conference Call and Webcast
          Synovis Life Technologies will host a live webcast of its fiscal third quarter conference call today, Sept. 2, at 10 a.m. CT to discuss the company’s results. To access the live webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, Sept. 2.
          If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 11042601. The audio replay will be available beginning at 2 p.m. CT on Wednesday,Sept. 2, through 6 p.m. CT on Friday, Sept. 4.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
          Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanding direct sales force to grow revenues, outcomes of clinical and marketing trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates such as Pegasus Biologics, the cost and outcome of intellectual property litigation, any operational or financial impact of the current global economic downturn, current market conditions affecting its investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s reports to the Securities and Exchange Commission, including on Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1) for the year ended October 31, 2008.
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SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2009	2008	2009	2008
Net revenue	$15,032	$13,366	$43,201	$37,085
Cost of revenue	4,257	4,171	12,306	11,866
Gross margin	10,775	9,195	30,895	25,219
Gross margin percentage	72%	69%	72%	68%

Selling, general and administrative	7,384	6,070	20,723	17,925
Research and development	945	847	2,712	2,336
Other	4,100	—	4,100	—

Operating income (loss)	(1,654)	2,278	3,360	4,958

Interest income	190	430	766	1,590
Impairment of investments	(4,100)	—	(4,100)	—
Income (loss) from continuing operations before provision (benefit) for income taxes	(5,564)	2,708	26	6,548
Provision (benefit) for income taxes	(690)	948	1,155	2,292

Income (loss) from continuing operations	(4,874)	1,760	(1,129)	4,256

Discontinued operations:
Loss from operations of discontinued business, net of tax benefit of $10	—	—	—	(20)
Gain on sale of discontinued operations, net of taxes of $6,083	—	—	—	5,340

Net income (loss)	$(4,874)	$1,760	$(1,129)	$9,576

Basic earnings (loss) per share
- Continuing operations	$(0.42)	$0.14	$(0.10)	$0.34
- Discontinued operations	—	—	—	0.43

Total	$(0.42)	$0.14	$(0.10)	$0.77

Diluted earnings (loss) per share
- Continuing operations	$(0.42)	$0.14	$(0.10)	$0.33
- Discontinued operations	—	—	—	0.42

Total	$(0.42)	$0.14	$(0.10)	$0.75

Weighted average basic shares outstanding	11,549	12,433	11,601	12,406
Weighted average diluted shares outstanding	11,549	12,740	11,601	12,737
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SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
As of July 31, 2009 (unaudited) and October 31, 2008
(In thousands, except share and per share data)

	July 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$16,266	$46,895
Restricted cash	—	2,950
Short-term investments	32,874	5,598
Accounts receivable, net	7,238	6,071
Inventories	7,731	5,733
Deferred income tax asset, net	402	—
Other current assets	1,489	2,390

Total current assets	66,000	69,637

Investments, net	9,201	19,345
Property, plant and equipment, net	3,800	2,931
Goodwill and other intangible assets, net	10,621	5,158
Deferred income tax asset, net	2,044	330

Total assets	$91,666	$97,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,231	$7,393
Deferred income tax liability, net	—	147

Total current liabilities	7,231	7,540

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,571,396 at July 31, 2009 and 12,018,670 at October 31, 2008	116	120

Additional paid-in capital	65,329	72,181
Accumulated other comprehensive income (loss)	152	(2,407)
Retained earnings	18,838	19,967

Total shareholders’ equity	84,435	89,861

Total liabilities and shareholders’ equity	$91,666	$97,401

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